Exhibit 10.5

METROPOLITAION COMMERCIAL BANK

EXECUTIVE ANNUAL INCENTIVE PLAN

ARTICLE I

Establishment and Purpose

1.1           Establishment. This Executive Annual Incentive Plan (the “Plan”) is adopted by Metropolitan Commercial Bank (the “Bank”) effective as of January 1, 2017.

1.2           Purpose. The objective of the Plan is to align the interests of Participants (as defined below) with the interests of the Bank to obtain superior financial results for the Bank. The Plan is intended to optimize the profitability and growth of the Bank, including Metropolitan Bank Holding Corp. (the “Company”) and its affiliates, through incentives consistent with the Bank’s goals. This Plan is further intended to encourage Participants to remain in the employ of the Bank by providing Participants with an opportunity to earn an annual bonus incentive equal to a percentage of their base salary upon attainment of specified performance goals.

ARTICLE II

Definitions

Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified:

2.1           “Award” means an annual bonus paid as a cash lump sum under the Plan or in common stock of the Company (the “Stock”). Notwithstanding anything in the Plan to the contrary, the Committee may elect to pay an Award solely in cash, solely in Stock, provided such shares are granted under the Metropolitan Bank Holding Corp. 2009 Equity Incentive Plan, or in a combination of cash and Stock.

2.2           “Base Salary” means the Participant’s base salary paid during each calendar year, excluding bonuses and other forms of variable income, fringe benefits, reimbursements, etc.

2.3           “Committee” means the Compensation Committee of the Bank’s Board of Directors.

2.4           “Eligible Employee” means employees of the Bank who are selected by the Committee, in its sole discretion, to participate in this Plan. Being selected to participate in this Plan for one Plan Year does not guarantee selection for participation in the Plan for any other Plan Year.

2.5           “Plan Year” means the Bank’s fiscal year, which is the calendar year.

2.6           “Participant” means an Eligible Employee who has been notified by the Committee that he or she has been selected to participate in this Plan for the current Plan Year.

ARTICLE III

Annual Bonuses

3.1          Bonus Award.

(a)          Each year, the Committee shall set performance targets for each Participant in writing, which shall be shared with each Participant and included as an exhibit to this Plan. If the performance objectives defined by the Committee for such Participant are accomplished, the Participant shall receive an Award under the Plan equal to a designated percentage of the Participant’s Base Salary, as determined each Plan Year by the Committee in its sole discretion.

(b)          In addition to the attainment of the performance objectives set forth by the Committee for the Participant each year, payment of the Award is also contingent on the Participant’s overall performance level achieving a “satisfactory rating” or higher at the time of his or her annual performance review. The Committee shall have the final authority to determine whether any Participant has satisfied these requirements.

(c)          To be eligible to receive an Award, a Participant must be employed as of the payout date of such Award, unless the Committee determines otherwise; provided, however, that if the Participant’s employment is terminated for “Cause” then the Participant shall forfeit all of the Award. “Cause” shall have the same meaning as set forth in the President and Chief Executive Officer’s employment agreement with the Bank.

(d)          If an Eligible Employee becomes a Participant at any time after the beginning of a Plan Year, the Award payable to that Participant shall be pro-rated, such that, the percentage of Base Salary that constitutes the Award for that Plan Year shall be multiplied by a fraction, where the numerator is the number of full calendar months that the individual was a Participant in the Plan and the denominator is 12.

3.2          Performance Objectives. Payment of Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by that Participant. The specific goals are determined annually by the Committee and are subject to change by the Committee, but must be based on any one or more of the following:

(1)	basic earnings per share;
(2)	basic cash earnings per share;
(3)	diluted earnings per share;
(4)	core earnings per share;
(5)	diluted cash earnings per share;
(6)	net income;
(7)	cash earnings;
(8)	net interest income;
(9)	non-interest income;
(10)	general and administrative expense to average assets ratio;
(11)	cash general and administrative expense to average assets ratio;
(12)	efficiency ratio;
(13)	cash efficiency ratio;
(14)	return on average assets;

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(15)	core return on average assets;
(16)	cash return on average assets;
(17)	return on average stockholders’ equity;
(18)	cash return on average stockholders’ equity;
(19)	core return on stockholders’ equity;
(20)	return on average tangible stockholders’ equity;
(21)	cash return on average tangible stockholders’ equity;
(22)	core earnings;
(23)	operating income;
(24)	operating efficiency;
(25)	core operating efficiency ratio;
(26)	net interest margin;
(27)	growth in assets, loans (including home equity lines of credit), or deposits;
(28)	loan production volume;
(29)	non-performing loans;
(30)	cash flow;
(31)	capital preservation (core or risk-based);
(32)	interest rate risk exposure-net portfolio value;
(33)	interest rate risk-sensitivity;
(34)	liquidity parameters;
(35)	strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;
(36)	stock price (including, but not limited to, growth measures and total shareholder return);
(37)	operating expense as a percentage of average assets;
(38)	core deposits as a percentage of total deposits;
(39)	net charge-off percentage;
(40)	average percentage past due;
(41)	classified assets to total assets;
(42)	compliance/audit exam findings;
(43)	capital ratio;
(44)	management achievement of strategic plan goals;
(45)	system knowledge & utilization of core applications;
(46)	customer service survey;
(47)	tangible book value; or
(47)	any combination of the foregoing.

Performance measures may be based on the performance of the Company, Bank (including its affiliates) as a whole or business units of the Company, Bank (including its affiliates) and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of an Award may provide that partial achievement of performance measures may result in partial payment of the Award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent the exclusion is set forth in the Participant’s award agreement and identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report or in the Compensation Discussion and Analysis section, if any, of the Company’s annual proxy statement: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) expenses incurred in connection with a merger, branch acquisition or similar transaction. To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

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3.3           Annual Award and Accrual of Costs. The Committee will establish a targeted Award level for each Participant at the beginning of each Plan Year based on the stated performance objectives for that year. Unless the Committee determines otherwise, if the minimum (i.e., threshold) performance objectives for a Plan Year are not satisfied, no Award shall be paid under the Plan for that Plan Year. The Bank will accrue the cost of this Award during the course of the year in accordance with generally accepted accounting principles.

3.4           Time of Payout. No later than two and one half (2 ½) months after the close of the Plan Year (i.e., by the March 15 that immediately follows the end of the Plan Year for which the performance is measured), the Award will be paid to the Participant in a cash lump sum (unless it is paid partially in the form of Stock), through regular payroll practices, including all applicable withholdings. Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4).

ARTICLE IV

Amendments and Termination

4.1           Right to Amend or Terminate. The Committee may amend or terminate this Plan at any time without the consent of any Participants, provided, however, that the Committee may not reduce the amount of Award already earned by any Participant in any year without the Participant’s consent.

ARTICLE V

Miscellaneous

5.1           Binding Effect. This Plan shall be binding on the Participants, the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

5.2           No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.

5.3           Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

5.4           Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

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5.5           Entire Agreement. This Plan constitutes the entire agreement between the Bank and each Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

5.6           Administration. The Committee shall have powers which are necessary to administer this Plan, including but not limited to:

(a)          Interpreting the provisions of the Plan;

(b)          Establishing and revising the method of accounting for the Plan;

(c)          Maintaining a record of benefit payments; and

(d)          Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

IN WITNESS WHEREOF, the Bank has executed this Plan on the date set forth below.

METROPOLITAN COMMERCIAL BANK

October 19, 2017	By:	/s/ David M. Gavrin
Date		Chairman, Compensation Committee

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